UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2014

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

001-51532

(Commission File Number)

Delaware	73-1721486
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

47669 Fremont Boulevard, Fremont, California 94538

(Address of principal executive offices, with zip code)

(510) 979-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Loan and Security Agreement

Ikanos Communications, Inc. (the “Company”) and Silicon Valley Bank (the “Lender”) entered into a First Amended and Restated Loan and Security Agreement (the “Loan Agreement”) on October 7, 2014 (the “Effective Date”), pursuant to which the Company may borrow up to $20.0 million subject to the terms and conditions set forth in the Loan Agreement (the “Loan”), including, but not limited to, the infusion of capital of $27.5 million through equity financings. Amounts borrowed under the Loan Agreement will bear interest at a rate equal to the prime rate plus 1.50% or LIBOR plus 3.25%, which interest is payable on a monthly basis. The Loan must be repaid in full on the third anniversary of the Effective Date. The Loan is secured by the Company’s intellectual property and other assets, including inventory, equipment, accounts receivable, and cash.

The Loan Agreement contains various loan covenants that restrict the ability of the Company to take certain actions without the Lender’s approval, including incurrence of indebtedness, creation of liens, mergers or consolidations, dispositions of assets, entering into certain transactions with affiliates, or changing the nature of its business. In addition, the Loan Agreement contains financial covenants which require, among other things, that the Company maintain an adjusted quick ratio of not less than 1.20 to 1.00.

The foregoing description of the Loan Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed under this Item 2.03 is set forth in Item 1.01 above and is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	First Amended and Restated Loan and Security Agreement, dated October 7, 2014, by and between the Company and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKANOS COMMUNICATIONS, INC.

Date: October 10, 2014	By:	/s/ Dennis Bencala
Dennis Bencala
Chief Financial Officer and
Vice President of Finance

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	First Amended and Restated Loan and Security Agreement, dated October 7, 2014, by and between the Company and Silicon Valley Bank.